EXHIBIT 1

CONFIDENTIAL                                                        CONFIDENTIAL



                             Third Amendment to the
                 ("Henryetta") JOINT VENTURE PURCHASE AGREEMENT
                         and the Related Bumgarner Note
                                  June 5, 2001

This is to document the verbal agreement into this date to further modify the ("Henryetta") JOINT VENTURE UNIT PURCHASE AGREEMENT of September 29, 2000 (and most recently modified in the Second Amendment dated March 26, 2001) and the related note from Bumgarner Enterprises, Inc. dated October 10, 2000. All parties to the original agreement and related note hereby agree that in exchange for $10.00 and other good and valuable consideration, the due date of the referenced note shall be extended by an additional twelve months, ie until October 10, 2003. As noted in the March 26, 2001 modification, all parties also acknowledge that the principal payment of the note will be made in increments which began in February 2001 and are expected to extend over several months and that such payments may include the reinvestment of profits generated by the Joint Venture.



Agreed this date:
Bumgarner Enterprises, Inc.



By: /s/ Charles G. Masters
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Charles G. Masters-President



Agreed this date: 06/06/02                    Agreed this date: 06/06/02
Inter-Oil and Gas Group, Inc.                 Henryetta Joint Venture


By: /s/ Henry Shults                          By: /s/ Henry Shults
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Henry Shults-President                        Henry Shults-Managing Partner